UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 18, 2021
 _____________________
Novan, Inc.
(Exact name of registrant as specified in its charter)
 _____________________

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4105 Hopson Road, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)
(919) 485-8080
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	NOVN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.
On January 18, 2021, Novan, Inc. (the “Company”) entered into a Lease dated as of January 18, 2021 (the “Lease”), by and between the Company and Copper II 2020, LLC (“Landlord”), pursuant to which the Company will lease approximately 15,463 rentable square feet located at 4020 Stirrup Creek Drive, Durham, North Carolina 27703 (the “Premises”). The Premises will serve as the Company’s new corporate headquarters. The Company is building out the Premises to support various cGMP activities, including research and development and small-scale manufacturing capabilities. These anticipated capabilities include the infrastructure necessary to support small-scale drug substance manufacturing and the ability to act as a component of, or as a back up to, elements of a potential future commercial supply chain.
The Lease commenced on January 18, 2021 (the “Lease Commencement Date”). Rent under the Lease commences on the earlier of (i) the date the Company occupies a certain portion of the Premises, as specified in the Lease, for the purposes of conducting business therein or (ii) nine months after the Lease Commencement Date, provided that the date for purposes of (ii) is subject to extension for any delay in Landlord’s delivery of the Premises to the Company in accordance with certain specifications set forth in the Lease (the “Rent Commencement Date”). The term of the Lease expires on the last day of the one hundred twenty-third calendar month after the Rent Commencement Date immediately preceding the tenth anniversary of the Lease Commencement Date (and if the Rent Commencement Date does not occur on the first day of a calendar month, the period from the Rent Commencement Date to the first day of the next calendar month shall be included in the first such month for purposes of determining the duration of the term of the Lease). The Lease provides the Company with one option to extend the term of the Lease for a period of five years, which would commence upon the expiration of the original term of the Lease, with base rent of a market rate determined according to the Lease.
The monthly base rent for the Premises will be $39,301.79 for months 1-12. Beginning with month 13 and annually thereafter, the monthly base rent will be increased by 3%. Subject to certain terms, the Lease provides that base rent will be abated for three months following the Rent Commencement Date. The Company is obligated to pay its pro rata portion of taxes and operating expenses for the building as well as maintenance and insurance for the Premises, all as provided for in the Lease.
Landlord has agreed to provide the Company with a tenant improvement allowance in an amount not to exceed $130 per rentable square foot in the Premises. Pursuant to the terms of the Lease, the Company delivered to Landlord a letter of credit in the amount of $471,621.50 in lieu of a cash security deposit as collateral for the full performance by the Company of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by the Company under the Lease.
The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: January 19, 2021	By:	/s/ John M. Gay
John M. Gay
Chief Financial Officer